Exhibit 16

KPMG LLP New Jersey Headquarters 51 John F. Kennedy Parkway Short Hills, NJ 07078-2702

November 14, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen

We are currently principal accountants for Sealed Air Corporation (the Company) and, under the date of February 28, 2014, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2013 and 2012, and the effectiveness of internal control over financial reporting as of December 31, 2013. On November 11, 2014, we were notified that the Company engaged Ernst & Young LLP (“EY”) as its principal accountant for the year ending December 31, 2015 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Sealed Air Corporation’s consolidated financial statements as of and for the year ending December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Form8-K dated November 14, 2014, and we agree with such statements, except that we are not in a position to agree or disagree that the change was approved by the Audit Committee of the Company’s Board of Directors, and we are not in a position to agree or disagree with the Company’s statement that EY were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.